KRAMER LEVIN NAFTALIS & FRANKEL llp

Exhibit (i)(2) Jules Buchwald Counsel Phone 212-715-7507 Fax 212-715-9507 jbuchwaldo@KRAMERLEVIN.com

February 24, 2012

Total Return U.S. Treasury Fund, Inc.
666 Fifth Avenue, 11th Floor
New York, NY 10103

Re:	Total Return U.S. Treasury Fund, Inc.
Post-Effective Amendment No. 33
File No. 33-12179; ICA No. 811-5040

Gentlemen:

We hereby consent to the reference of our firm as Counsel in this Post-Effective Amendment No. 33 to Registration Statement No. 33-12179 on Form N-1A.

Very truly yours, /s/ Kramer Levin Naftalis & Frankel LLP

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